Sadia S.A.

Interim financial information
Three-month period ended
March 31, 2004 (Unaudited)

(A translation of the original interim financial information in Portuguese, prepared in accordance with accounting principles derived from the Brazilian Corporation Law and rules of the Brazilian Securities and Exchange Commission (CVM))

Sadia S.A.

Interim financial information (Unaudited)

Three-month period ended March 31, 2004

Contents

Accountants' review report

Balance sheets

Income statement

Notes to the interim financial information

Accountants' review report

To

The Board of Directors and Shareholders

Sadia S.A.

Concórdia - SC

1.  We have reviewed the interim financial information of Sadia S.A. and the consolidated interim financial information of Sadia S.A and its subsidiaries, for the three-month period ended March 31, 2004, which comprises the balance sheets, the statements of income, management report and other relevant information, prepared in accordance with the accounting practices adopted in Brazil.

2.  Our review was prepared in accordance with the review standards established by IBRACON - Brazilian Institute of Independent Auditors and the Federal Council of Accounting, and included, basically: (a) inquiry and discussion with management responsible for the accounting, financial and operating areas of the Company and its subsidiaries, regarding the main criteria adopted in the preparation of the quarterly information; and (b) review of the information and subsequent events, which have, or may have, a material effect on the financial situation and the operations of the Company and its subsidiaries.

3.  Based on our special review, we are not aware of any material changes which should be made to the interim financial information above for it to be in accordance with accounting practices adopted in Brazil and regulations issued by the Brazilian Securities Commission (CVM), specifically applicable to the preparation of interim financial information.

4.  The interim financial information for the quarter ended March 31, 2003 was reviewed by other independent auditors, who issued an unqualified special review report on April 29, 2003 . The financial statements for the year ended December 31, 2004 were examined by the same independent auditors, who expressed a qualified opinion report dated February 3, 2004, with respect to the effect on the income statement for the year, arising from the reversal of the actuarial assets represented by the superavit computed in 2001 of the Fundação Atílio Xavier Fontana pension plan, which, due to the lack of prospects for realization in the sponsor, were reversed against retained earnings.

April 30, 2004

KPMG Auditores Independentes

CRC 2SP014428/O-6

Adelino Dias Pinho

Accountant CRC SP097869/O-6-S-SC

Balance sheets (Unaudited)

March 31, 2004 and December 31, 2003

(In thousands of Reais)

	Parent company		Consolidated
	March 31, 2004	December 31, 2003	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalent	119,242	91,130	137,716	230,403
Short-term investments	1,128,249	972,050	2,205,364	2,143,598
Trade accounts receivable - Domestic market	160,431	219,136	161,254	219,740
Trade accounts receivable - Foreign market	648,089	649,783	310,178	267,965
Allowance for doubtful accounts	(23,331)	(30,461)	(26,176)	(33,769)
Recoverable taxes	153,200	138,106	156,150	140,260
Inventories	1,016,153	880,896	1,048,724	920,564
Deferred tax credits	41,467	65,567	41,467	65,567
Other receivables	32,694	38,772	44,840	48,203
Assets available for sale	4,554	4,760	4,612	4,820
Prepaid expenses	17,671	5,483	18,287	6,358

	3,298,419	3,035,222	4,102,416	4,013,709

Noncurrent assets:
Related parties	31,093	27,402	-	-
Long-term investments	72,895	154,575	159,929	236,960
Deposits in court	75,938	74,972	76,044	75,078
Recoverable taxes	67,198	74,143	67,625	74,526
Deferred tax credits	68,463	78,448	70,572	81,039
Assets available for sale	14,910	14,910	14,910	14,910
Other receivables	13,633	14,910	15,492	16,755

	344,130	439,360	404,572	499,268

Permanent assets:
Investments	682,171	670,615	17,427	17,232
Property, plant and equipment	895,505	886,549	898,167	889,331
Deferred charges	66,689	67,045	67,629	68,126

	1,644,365	1,624,209	983,223	974,689

Total assets	5,286,914	5,098,791	5,490,211	5,487,666

See the accountants' review report and the accompanying notes to the interim financial information.

	Parent company		Consolidated
	March 31, 2004	December 31, 2003	March 31, 2004	December 31, 2003
Liabilities and shareholders' equity
Current liabilities:
Loans and financing	1,162,436	1,096,522	1,240,718	1,415,337
Trade accounts payable	411,706	368,881	417,047	377,849
Advances from customers	8,984	13,441	4,298	746
Salaries and social charges payable	15,863	17,214	15,909	17,462
Taxes payable	42,323	53,757	47,888	62,193
Dividends payable	329	87,963	329	87,963
Accrued vacation and 13º salary	56,406	52,427	57,179	53,103
Employees' profit sharing	15,270	141,485	15,464	142,315
Other accounts payable	76,991	77,915	192,435	140,183

	1,790,308	1,909,605	1,991,267	2,297,151

Noncurrent liabilities:
Loans and financing	1,681,688	1,501,216	1,685,222	1,502,994
Taxes payable	28,986	31,235	29,018	31,290
Provision for contingencies	65,536	63,915	69,795	68,013
Provision for losses on investments	784	62	-	-
Deferred taxes	9,802	9,802	9,802	9,802
Employee benefit plan	71,868	71,868	71,868	71,868
Other accounts payable	15,029	15,904	16,458	19,139

	1,873,693	1,694,002	1,882,163	1,703,106

Minority interest in subsidiaries	-	-	6	(13)

Shareholders' equity:
Capital	1,000,000	1,000,000	1,000,000	1,000,000
Profit reserves	470,450	470,450	470,450	470,450
Treasury stock	(198)	(198)	(198)	(198)
Retained earnings	152,661	24,932	146,523	17,170

	1,622,913	1,495,184	1,616,775	1,487,422

Total liabilities and shareholders' equity	5,286,914	5,098,791	5,490,211	5,487,666

See the accountants' review report and the accompanying notes to the interim financial information.

Income statement (Unaudited)

March 31, 2004 and 2003

(In thousands of Reais, except for information on shares)

	Parent company		Consolidated
	March, 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Gross operating revenue:
Domestic market	838,173	728,429	840,311	729,692
Foreign market	677,395	605,942	798,381	649,037

	1,515,568	1,334,371	1,638,692	1,378,729
Sales deductions:
Value-added tax on sales and sales deductions	(162,141)	(118,696)	(200,433)	(124,973)

Net operating revenue	1,353,427	1,215,675	1,438,259	1,253,756

Cost of goods sold	(917,785)	(936,966)	(941,458)	(919,158)
Gross profit	435,642	278,709	496,801	334,598

Operating income (expenses):
Selling expenses	(205,351)	(195,967)	(243,495)	(233,816)
Management fees	(2,923)	(2,073)	(2,923)	(2,073)
Administrative and general expenses	(13,398)	(10,265)	(13,398)	(10,266)
Employees' profit sharing	(14,498)	(4,299)	(15,091)	(4,790)
Other operating income	7,397	-	-	-
Financial income (expenses), net	(45,892)	(12,368)	(51,689)	49,188
Equity in income of subsidiaries	10,228	72,178	5,106	(15,899)

Operating income	171,205	121,455	174,315	112,353

Nonoperating income (expense)	(752)	1,416	(753)	1,409

Income before income and social contribution taxes	170,453	122,871	173,562	113,762

Current income and social contribution taxes	(8,639)	(15,893)	(9,653)	(16,561)
Deferred income and social contribution taxes	(34,085)	(13,849)	(34,567)	(11,720)

Net income	127,729	93,129	129,342	85,481

Minority interest	-	-	11	369

Controlling shareholder equity interest	127,729	93,129	129,353	85,850

Outstanding shares net of treasury stock (thousands)	682,696	682,696	682,696	682,696
Earnings per share - in Reais	0.18709	0.13641	-	-

See the accountants' review report and the accompanying notes to the interim financial information

Notes to the interim financial information (Unaudited)

Three-month period ended March 31, 2004

(In thousands of Reais)

1 Operations

The Company's main business activities are organized into three operational segments: the industrial processing and distribution of food products and the production of pork and poultry (chickens and turkeys) for sale in Brazil and abroad. The industrially processed products segment has been the principal focus of the Company's investments in recent years and comprises products such as oven-ready frozen food, refrigerated pizzas and pasta, margarine, industrially processed poultry and pork by-products, crumbed products, a diet line and pre-sliced ready-packed products.

2  Preparation and presentation of the financial statements

The interim financial information was prepared in accordance with Brazilian Corporation Law and the rules of the Brazilian Securities Commission - CVM, which are consistent with those applied in the preparation of the annual financial statements.

Interim financial information and notes are stated in thousands of Reais, unless otherwise indicated.

3.  Summary of the principal accounting practices

a.  Income statement

Income and expenses are recognized on the accrual basis. Revenue from the sale of goods is recognized in the income statement when the significant risks and rewards of ownership have been transferred to the buyer.

b.  Foreign currency

Monetary assets and liabilities denominated in foreign currencies were translated into reais at the foreign exchange rate ruling at the balance sheet date. Foreign exchange differences arising on translation are recognized in the income statement.

c.  Accounting estimates

The accounting estimates were established on objective and subjective factors, based on management's opinion of the appropriate amount to be recorded in the financial statements. Significant items subject to these estimates and assumptions include the residual value of property, plant and equipment, allowance for doubtful accounts, inventories, deferred income tax assets realization, provision for contingencies, valuation of derivative instruments, and assets and liabilities related to employees' benefits. The settlement of transactions involving these estimates may result in significantly different amounts due to the lack of precision inherent to the process of their determination.

d.  Long and short-term investments

Investment funds in local and foreign currency are stated at market value according to the respective fund shares on the date of the balance sheet.

Long and short-term investments in local currency are stated at cost plus earnings to the balance sheet date, not exceeding market value.

Long and short-term investments in foreign currency are stated at cost of acquisition plus interest earned and the realization of the investment discount based on the time between acquisition and maturity. These notes are classified based on the respective expected redemption and a comparison with market value is presented in Note 16d.

These investments also include the portion receivable from swap contracts shown by the difference between the nominal value of these contracts and those updated by the variation of the US dollar plus interest earned up to the date of the financial statements, as well as receivables arising from future currency contracts shown by the difference of the nominal value updated by the US dollar quotation on the date of future maturity and on the date of the financial statements, not exceeding market value. The payable portion of these contracts is classified under loans and financing.

e.  Allowance for doubtful accounts

The allowance for doubtful accounts is calculated on estimated losses in an amount considered sufficient to cover possible losses on receivables.

f.  Inventories

These are stated at their average cost of acquisition or production, not exceeding replacement or realizable value. The elimination of unrealized result in consolidated inventories is stated in item m.

g.  Investments

Investments in subsidiaries are stated by the equity method in the Company's statements, based on their equities on the same date, presented in Note 7, and applying the same accounting practices. The gains or losses due to changes in the participation percentages are presented in nonoperating results.

The quarterly financial information of foreign subsidiaries is translated into Brazilian Reais, based on the following criteria:

•  Balance sheet accounts at the exchange rate at the end of the period.

•  Statement of income accounts at the exchange rate at the end of each month .

Other investments are stated at cost of acquisition, less an adjustment to cover losses considered permanent.

h.  Property, plant and equipment

These are stated at cost of acquisition or construction. Depreciation is calculated by the straight-line method at annual rates taking into consideration the useful economic life of the assets, adjusted for the number of operating shifts, as shown in Note 8. Interest accrued on financing of projects for construction, modernization and expansion of industrial units is allocated to the costs of the corresponding construction in progress.

i.  Deferred charges

Represent pre-operating costs incurred in the implementation of management software, and the expansion and modernization of plant, which are amortized over 5 years as from the beginning of operation.

j.  Current and noncurrent liabilities

Current and noncurrent liabilities are stated at known or estimated values plus by related charges and monetary and exchange variations up to the balance sheet date.

k.  Income and social contribution taxes

The income and social contribution taxes, current and deferred, are based on the effective rates of the income and social contribution taxes on net income, and consider the offsetting of tax loss carryforward and negative basis of social contribution limited to 30% of the taxable income.

The deferred tax assets resulting from carryforward tax losses, negative basis of social contribution and temporary differences were recorded in accordance with CVM rules and consider past profitability and expectations of future taxable income, based on the Company's projections.

l.  Employees' benefits

Employees' benefits are stated based on actuarial studies prepared annually.

m.  Consolidated financial statements

The consolidated financial statements include the accounts of Sadia S.A. and its direct and indirect subsidiaries, including investments in joint ventures. The consolidated direct or indirect subsidiaries and the corresponding shareholdings of the Company are as follows:

	Shareholdings in
	March 31, 2004	December 31, 2003
Sadia International Ltd.	100.00%	100.00%
Sadia Uruguay S.A.	100.00%	100.00%
Sadia Alimentos S.A.	0.01%	0.01%
Sadia Chile S.A.	60.00%	60.00%
Sadia Alimentos S.A.	99.99%	99.99%
Sadia Itália S.R.L.	99.99%	99.99%
Churrascaria Beijing Brazil Ltd. (*)	50.00%	50.00%
Concórdia Foods Ltd. (*)	50.00%	50.00%
Sadia Europe Ltd.	100.00%	100.00%
Concórdia S.A. C.V.M.C.C.	99.99%	99.99%
Rezende Óleo Ltda.	100.00%	100.00%
Rezende Marketing e Comunicações Ltda.	0.09%	0.09%
Concórdia S.A. C.V.M.C.C.	0.001%	0.001%
Rezende Marketing e Comunicações Ltda.	99.91%	99.91%
Sadia G.M.B.H.	100.00%	100.00%
Laxness F. C. P. A. Lda.	100.00%	100.00%
EzFood Serviços S.A. (*)	33.33%	33.33%

(*) "Joint-Ventures"

Transactions and balances between the companies included in the consolidation have been eliminated. Minority interest was excluded from shareholders' equity and net income and is presented separately in the consolidated balance sheet and income statement.

In the case of joint ventures, the assets, liabilities and shareholders' equity, and the end of year balance were consolidated proportionately to the Company's shareholdings.

Reconciliation of shareholders' equity and net income of the Company to the consolidated shareholders' equity and net income is as follows:

	Net income		Shareholders' equity
	03.31.2004	03.31.2003	03.31.2004	12.31.2003
Financial Statements - Company	127,729	93,129	1,622,913	1,495,184

Elimination of unrealized profits on inventories in intercompany operations , net of taxes	(6,138)	(7,279)	(13,900)	(7,762)

Reversal of the elimination of unrealized result in inventories, net of taxes, resulting from intercompany operations at December 31, 2003 and 2002	7,762	2,034	7,762	2,034

Financial Statements - Consolidated	129,353	85,850	1,616,775	1,487,422

4 Long and short-term investments

	Interest % (annual average)	Parent company		Consolidated
		03.31.2004	03.12.2003	03.31.2004	12.31.2003
Short-term investments
Local currency
Investment funds	16.14	731,084	856,749	767,602	890,837
Treasury bills - LFT	16.14	137,105	52,711	137,105	52,711
Bank deposit certificates	16.14	39,617	38,101	39,617	38,101
Austrian Bonds indexed in Reais	12.60	216,836	-	216,836	-

		1,124,642	947,561	1,161,160	981,649
Foreign currency
Investment funds	15.00	-	-	614.106	368.883
Interest-bearing current account s	1.00	-	-	379.231	697.814
Futures contracts		674	13,998	34,405	71,347
Swap contracts		2,933	1,914	2,933	1,914

		3,607	15,912	1,030,675	1,139,958

		1,128,249	963,473	2,191,835	2,121,607
Short-term portion of long-term investments
Foreign currency
Global Notes - private	10.00	-	-	13,529	13,110
National Treasury Notes - NTN	11.00	-	8,577	-	8,577
Brazil C Bearer Bonds	8.00	-	-	-	304

		-	8,577	13,529	21,991

Total short-term		1,128,249	972,050	2,205,364	2,143,598
Long-term investments
Local currency
National Treasury Securities - CTN	12.00	18,652	17,660	18,652	17,660
Treasury bills - LFT	18.15	-	79,481	-	79,481

		18,652	97,141	18,652	97,141
Foreign currency
Investment funds	15.00	-	-	87,034	65,987
Global notes - private	10.00	-	-	13,529	13,110
Brazil C Bearer Bonds	8.00	-	-	-	16,702
National Treasury Notes - NTN	11.00	-	8,577	-	8,577
Swap contracts		54,243	57,434	54,243	57,434

		54,243	66,011	154,806	161,810

Total long-term		72,895	163,152	173,458	258,951
Short-term portion of long-term investments		-	(8,577)	(13,529)	(21,991)

Long-term portion		72,895	154,575	159,929	236,960

Long-term investments as of March 31, 2004 mature as follows:

	Parent company	Consolidated
Maturity	2004	2004
Short-term portion of long-term investments	-	13,529
2005	32,602	32,602
2006	19,595	19,595
2007	1,205	1,205
2008	841	841
2009 onwards	18,652	105,686

	72,895	173,458

As part of its financial risk management strategy, on December 30, 2003 , the Company used its Brazilian public bonds portfolio (Brazil Global and Brazil C Bearer Bonds) and private company Global Notes, less the respective financings linked to these bonds, to acquire shares in three foreign investment funds, managed by unrelated financing institutions. The Company is presently the only shareholder, although the investment funds are open -ended.

The Concórdia Foreign Investment Fund Class A and Taurus Fund Limited investment funds are market floated and settled daily. The Concórdia Foreign Investment Fund Class B will be valued according to the profit curve of the securities, which will be held to maturity as a result of the hedge strategy.

5  Inventories

	Parent company		Consolidated
	03.31.2004	12.31.2003	03.31.2004	12.31.2003
Finished goods and products for sale	292,752	228,317	325,266	267,888
Livestock and poultry for slaughter and sale	404,145	391,069	404,145	391,069
Raw materials	162,531	128,544	162,550	128,561
Work in process	79,319	75,347	79,319	75,347
Packaging materials	26,550	28,766	26,550	28,766
Storeroom	20,028	19,838	20,028	19,838
Products in transit	11,894	6,656	11,922	6,727
Advances to suppliers	17,787	1,413	17,797	1,422
Imports in transit	1,147	946	1,147	946

	1,016,153	880,896	1,048,724	920,564

6  Recoverable taxes

	Parent company		Consolidated
	03.31.2004	12.31.2003	03.31.2004	12.31.2003
IPI	68,207	102,165	68,561	102,519
ICMS	59,746	52,635	61,510	54,175
COFINS	55,893	-	55,901	-
PIS	15,927	15,670	15,927	15,670
Income and social contribution taxes	18,453	39,584	19,689	40,212
Others	2,172	2,195	2,187	2,210

	220,398	212,249	223,775	214,786

Short-term portion	153,200	138,106	156,150	140,260
Long-term portion	67,198	74,143	67,625	74,526

IPI

Corresponds to presumed IPI tax credit on packaging and inputs and presumed IPI credit for reimbursement of PIS/PASEP and COFINS taxes on exports and IPI credit premium.

ICMS

The balance to be offset against taxes of the same nature generated by operations at various plants.

PIS and COFINS

Credits generated by the noncumulative collection of PIS and COFINS.

Income and social contribution taxes

Represent withholding income tax on long and short-term investments and income and social contribution tax prepayments via offsetting against federal taxes and contributions.

7  Investments

Investments	Ownership	Shareholder's equity	Net income (loss) for the period	Equity result	Investment balances
					03.31.2004	12.31.2003
Sadia International Ltd.	100.00%	108,062	(34,327)	(33,065)	108,062	141,127
Concórdia S.A. CVMCC	99.99%	42,368	1,119	1,313	42,368	41,055
Sadia G.M.B.H.	100.00%	529,042	40,345	43,525	529,042	485,517
Rezende Óleo Ltda.	100.00%	(753)	(721)	(721)	-	-
Rezende Marketing e Comun. Ltda.	99.91%	(31)	(1)	(1)	-	-
EzFood Serviços S.A.	33.33%	3,946	(1,884)	(629)	1,315	1,532

Total in subsidiaries				10,421	680,787	669,231
Other investments				-	1,384	1,384

Total investments of the Company				10,421	682,171	670,615
Other investments of subsidiaries/affiliates				-	16,043	15,849
Investments eliminated on consolidation				(5,122)	(680,787)	(669,232)

Total consolidated investments				(5,299)	17,427	17,232

Parent company: - investments valued by the equity method generated a net accumulated gain at March 31, 2004 of R$10,421; (operating equity result of R$10,228, gain on the translation of investments in foreign currency of R$4,441, and non-operating equity result of R$193).

Consolidated: - investments valued by the equity method generated a net accumulated gain at March 31, 2004 of R$5,299 (operating equity result of R$5,106 of gain on translation of investments in foreign currency, recorded as operating result, and non-operating equity result of R$193).

8  Property, plant and equipment

	Interest % (annual average)	Parent company
		Cost	Depreciation	Residual amount
		03.31.2004	03.31.2004	03.31.2004	12.31.2003
Buildings	4%	680,874	(289,253)	391,621	392,538
Machinery and equipment	15%	749,438	(453,790)	295,648	306,179
Installations	10%	169,800	(102,063)	67,737	67,799
Vehicles	27%	15,138	(10,621)	4,517	4,654
Forestation and reforestation	-	18,272	(6,252)	12,020	10,305
Trademarks and patents	10%	1,809	(1,101)	708	733
Others	-	202	(104)	98	146
Construction in progress	-	115,140	-	115,140	96,672
Advances to suppliers	-	8,016	-	8,016	7,523

		1,758,689	(863,184)	895,505	886,549

	Interest % (annual average)	Consolidated
		Cost	Depreciation	Net value
		03.31.2004	03.31.2004	03.31.2004	12.31.2003
Buildings	4%	681,932	(289,727)	392,205	393,176
Machinery and equipment	15%	752,298	(455,627)	296,671	307,005
Installations	10%	170,034	(102,123)	67,911	67,981
Vehicles	27%	15,407	(10,728)	4,679	4,966
Forestation and reforestation	-	18,272	(6,252)	12,020	10,305
Trademarks and patents	10%	1,823	(1,101)	722	747
Others	-	1,443	(665)	778	932
Construction in progress	-	115,140	-	115,140	96,673
Advances to suppliers	-	8,041	-	8,041	7,546

		1,764,390	(866,223)	898,167	889,331

The portion of interest accrued on financing projects for modernization and expansion of the industrial units was registered as cost of the respective construction in progress in the amount of R$2,117 (R$1,929 in 2003).

Certain Company assets are not being used in current operations and therefore are available for sale. These assets are stated at their estimated net realizable value of R$19,522 (R$19,730 in December 31, 2003 ), net of potential costs of sale.

Company management has continued to develop initiatives for the sale of these assets and, based on expected realization, classified R$4,612 (R$4,820 in December 31, 2003 ) in short-term and R$14,910 (R$14,910 in December 31, 2003 ) in long-term.

9  Deferred charges

		Parent company
		Cost	Amortization	Residual value
	Rate	03.31.2004	03.31.2004	03.31.2004	12.31.2003
Preoperating expenses	25%	231,946	(167,786)	64,160	64,481
Product development	20%	8,524	(6,098)	2,426	2,458
Others	20%	125	(22)	103	106

		240,595	(173,906)	66,689	67,045

		Consolidated
		Cost	Amortization	Residual value
	Rate	03.31.2004	03.31.2004	03.31.2004	12.31.2003
Preoperating expenses	25%	234,102	(169,032)	65,070	65,525
Product development	20%	8,524	(6,097)	2,427	2,459
Others	20%	213	(81)	132	142

		242,839	(175,210)	67,629	68,126

The Company revised its assumptions for the amortization of preoperating expenses incurred in the implementation of management software, reducing the amortization period from 5 to 4 years. This change in the amortization estimate results from the planned implementation of a new version of the software as from 2005. This change generated additional amortization for the period in the amount of R$2,914.

10  Loans and financing - Short-term

	Parent company		Consolidated
	03.31.2004	12.31.2003	03.31.2004	12.31.2003
Short-term
Foreign currency
Credit lines for the development of foreign trade, with interest rates from 3.90% to 5.68% p.a., guaranteed by promissory notes or sureties	-	-	72,831	310,662

Export financing composed of prepayment subject to LIBOR variation for 6-month deposits (1.16% in March 2004) plus interest of 2.49% p.a., guaranteed by promissory notes or sureties	174,185	153,616	174,185	153,616

Currency swap contracts	21,632	33,652	21,632	33,652
Interest rate swap contracts	3,172	-	3,172	-
Future markets contracts	-	-	5,451	8,153

	198,989	187,268	277,271	506,083
Local currency
Rural credit lines and working capital loans with interest of 8.75% p.a.	166,162	194,338	166,162	194,338

Currency swap contracts	55,362	51,000	55,362	51,000

	221,524	245,338	221,524	245,338

	420,513	432,606	498,795	751,421

Short-term portion of the long-term debt
Foreign currency
IFC (International Finance Corporation) funding in foreign currency for investments payable in installments, of which R$125,970 is subject to interest at the rate of 8.52% p.a., and R$47,949 at 9.05% p.a., guaranteed by real estate mortgages	173,919	177,605	173,919	177,605

Export financing composed of prepayment subject to LIBOR variation for 6-month deposits (1.16% in March 2004) plus annual interest of 5.60%, guaranteed by promissory notes or sureties	282,882	284,645	282,882	284,645

BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, composed as follows: FINEM in the amount of R$18,550 subject to the weighted average of exchange variation of currencies traded by BNDES - UMBNDES and fixed interest of 3.50% p.a. and FINAME EXIM in the amount of R$39,544 subject to the weighted average of exchange variation of currencies traded by BNDES-UMBNDES and fixed interest of 3.86%, guaranteed by mortgage bonds and real estate mortgage	58,094	47,436	58,094	47,436

Others	13,818	13,613	13,818	13,613

	528,713	523,299	528,713	523,299
Local currency
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, composed as follows: FINAME in the amount of R$ 9,997 subject to the Long-Term Interest Rate -TJLP (10.0% p.a. in March 2004) and interest of 3.05% p.a., FINAME-EXIM in the amount of R$ 174,388 subject to TJLP (10.0% p.a. in March 2004) and interest of 2.89% p.a. and FINEM in the amount of R$ 21,781 subject to TJLP (10.0% p.a. in March 2004) and interest of 3.50% p.a., guaranteed by mortgage bonds and real estate mortgage	206,166	134,073	206,166	134,073

PESA - Special Aid for Agribusiness payable in installments, subject to IGPM variation and annual interest of 9.76%, guaranteed by sureties	6,787	6,244	6,787	6,244

Others	257	300	257	300

	213,210	140,617	213,210	140,617

Short-term portion of long-term debt	741,923	663,916	741,923	663,916

Total short term	1,162,436	1,096,522	1,240,718	1,415,337

At March 31, 2004 the weighted average interest on short-term loans was 5.16% p.a. (5.19% p.a. at December 2003).

11  Loans and financing - Long-term

	Parent company		Consolidated
	03.31.2004	12.31.2003	03.31.2004	12.31.2003

Foreign currency
IFC (International Finance Corporation) funding in foreign currency for investments in property, plant and equipment, of which R$125,970 is subject to interest at the rate of 8.52% p.a. and R$47,949 at 9.05% p.a., guaranteed by real estate mortgages	173,919	177,605	173,919	177,605

Export financing composed of prepayment, payable in installments up to 2010, subject to LIBOR variation for 6-month deposits (1.16% in March 2004) plus annual interest of 5.60%, guaranteed by promissory notes or sureties	1,271,290	1,196,174	1,271,290	1,196,174

BNDES (National Bank for Economic and Social Development), payable from 2004 to 2008, composed as follows: FINEM in the amount of R$59,745 subject to the weighted average of the exchange variation of currencies traded by BNDES - UMBNDES and fixed interest of 3.50% and FINAME EXIM in the amount of R$47,282 subject to the weighted average of the exchange variation of currencies traded by BNDES - UMBNDES and fixed annual interest of 3.86%, guaranteed by mortgage bonds and real estate mortgages	107,027	107,985	107,027	107,985

Currency swap contracts	15,705	5,867	15,705	7,645
Interest rate swap contracts	-	-	3.534	-
Others	13,818	13,613	13,818	13,613

	1,581,759	1,501,244	1,585,293	1,503,022

Local currency
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, payable from 2004 to 2008, composed as follows: FINAME in the amount of R$24,184 subject to the Long-Term Interest Rate -TJLP (10.0% p.a. in March 2004) and interest of 3.05% p.a., FINAME-EXIM in the amount of R$518,851 subject to TJLP (10.0% p.a. in March 2004) and interest of 3.64% p.a. and FINEM in the amount of R$64,243 subject to TJLP (10.0% p.a. in March 2004) and interest of 3.50% p.a., guaranteed by mortgage bonds and real estate mortgages	607,278	415,185	607,278	415,185

PESA - Special Aid for Agribusiness payable in installments until 2020, subject to IGPM variation and annual interest of 9.76%, guaranteed by sureties	113,659	114,233	113,659	114,233

Currency swap contracts	115,242	128,513	115,242	128,513
Others	5,673	5,957	5,673	5,957

	841,852	663,888	841,852	663,888

	2,423,611	2,165,132	2,427,145	2,166,910

Short-term portion of long-term debt	(741,923)	(663,916)	(741,923)	(663,916)

Total long-term	1,681,688	1,501,216	1,685,222	1,502,994

Loans and financing in foreign currency are indexed to the U.S. dollar and BNDES currency baskets (UMBNDES).

The noncurrent portions of financings at March 31, 2004 mature as follows:

	Parent company	Consolidated
Maturity
Short-term portion of long-term debt	741,923	741,923
2005	669,652	670,840
2006	487,546	487,546
2007	210,586	210,586
2008	79,379	80,337
2009	64,131	64,131
2010 onwards	170,394	171,782

	2,423,611	2,427,145

The International Finance Corporation - IFC funding involves certain restrictive covenants for distribution of dividends in addition to minimum mandatory dividends when obligations, such as certain consolidated financial ratios (current liquidity, long-term and total indebtedness), are not met. At December 31, 2003 , the Company did not meet the obligation in connection with consolidated long-term indebtedness ratios, reclassifying for this reason the portion of long-term debt to short-term, a situation that has not changed for the period ended March 31, 2004 .

12  Contingencies

The Company and its subsidiaries have several ongoing claims of a labor, civil and tax nature, resulting from its normal business activities. The respective provisions for contingencies were constituted based on the evaluation by the Company's legal counsel, which considered that unfavorable outcomes are likely. Whenever necessary, judicial deposits were made.

The Company's fiscal and corporate books are subject to inspection by the tax authorities for different statutes of limitations, according to applicable law.

The Company's management believes that the provision for contingencies shown below is sufficient to cover any losses arising from legal proceedings.

	Parent company		Consolidated
	03.31.2004	12.31.2003	03.31.2004	12.31.2003
Tax proceedings	33,090	32,665	37,314	36,729
Civil proceedings	19,681	17,705	19,681	17,706
Labor proceedings	12,765	13,545	12,800	13,578

	65,536	63,915	69,795	68,013

Tax litigation

The main tax contingencies involve the following cases:

Income and social contribution taxes on net income

Provision for income and social contribution taxes on net income amounting to R$6,101, recorded on the acquisition of the subsidiary Granja Rezende (merged in 2002).

State VAT (ICMS)

The Company is a defendant in several administrative cases involving ICMS, mainly in the States of São Paulo, Rio de Janeiro and Amazonas (SUFRAMA), totaling a probable contingency estimated at R$21,650.

Other tax contingencies

Several cases related to payment of IOF (Tax on Financial Operations), PIS (Social Integration Program Tax), COFINS (Tax for Social Security Financing) and others totaling a probable loss of R$9,563.

IPI Credit Premium - Decree Law 491/69

Sadia S.A., successor of the merged companies Sadia Concórdia S.A. and Frigobrás Companhia Brasileira de Frigoríficos S.A., has been claiming through judicial proceedings the benefit of the IPI credit premium on exports, under Decree Law 491/69, for the period from 1981 to 1990.

In May 2002 Sadia Concórdia and Frigobrás obtained final unappealable decisions from the Regional Federal Court of the 1st Region, based on the decision of unconstitutionality handed down at the Plenary Meeting of the Federal Supreme Court - STF. Based on these decisions and on the opinion of legal advisors that there is no possibility of appealing on the part of the Federal Government, the Company recognized the tax credit referring to the legal action involving Sadia Concórdia and Frigobrás.

The Company is still awaiting the judgment of the judicial proceeding involving Frigobrás for the period from December 1988 to October 1990 in order to recognize the corresponding tax credit.

Civil litigation

Represents principally proceedings involving claims for indemnification for losses and damages, including pain and suffering, arising from work-related accidents and consumer relations in the amount of R$11,506 and several civil claims in connection with issues related to poultry genetics in the amount of R$8,175 at March 31, 2004.

Labor claims

There are approximately 1,680 labor claims against the Company. These claims involve mainly the payment of overtime, and health exposure or hazard premiums, none of them involving a significant amount on an individual basis.

13  Income and social contribution taxes

Income tax and social contribution tax were calculated at applicable rates, as shown below:

a.  Reconciliation of expenses related to income and social contribution taxes

	Parent company		Consolidated
	03.31.2004	12.31.2003	03.31.2004	12.31.2003
Income before income and social contribution taxes	170,453	122,871	173,562	113,762
Income and social contribution taxes at nominal rate	(57,954)	(41,776)	(59,011)	(38,679)
Adjustment to calculate the effective rate
Permanent differences :
Equity in earnings of subsidiaries	3,544	24,558	2,718	24,628
Others	21	(7,016)	408	(8,722)
Provision for income and social contribution taxes on foreign subsidiary	11,665	(5,508)	11,665	(5,508)

Income and social contribution taxes at effective rate	(42,724)	(29,742)	(44,220)	(28,281)

b.  Composition of deferred income and social contribution taxes

	Parent company		Consolidated

	03.31.2004	12.31.2003	03.31.2004	12.31.2003
Assets :
Deferred taxes :
Provision for contingencies	27,830	24,644	27,830	24,644
Provision for deferred taxes on exchange variation	9,252	9,860	9,252	9,860
Provision for loss on property, plant and equipment	5,557	4,123	5,557	4,123
Employees' profit sharing	4,929	47,751	4,929	47,751
Allowance for doubtful accounts	2,580	4,971	2,580	4,971
Tax losses	17,042	21,297	17,042	21,297
Tax losses and negative basis of social contribution on foreign results	11,665	-	11,665	-
Summer plan depreciation	4,395	4,556	4,395	4,556
Others	2,245	2,378	4,354	4,969
Employees' benefit plan	24,435	24,435	24,435	24,435

Total deferred tax assets	109,930	144,015	112,039	146,606

Liabilities :
Deferred taxes :
Depreciation - rural activity	9,802	9,802	9,802	9,802

Total deferred tax liability	9,802	9,802	9,802	9,802

Total taxes, net	100,128	134,213	102,237	136,804

Short-term portion, net	41,467	65,567	41,467	65,567
Long-term portion, net	58,661	68,646	60,770	71,237

The decrease in deferred tax assets was due mainly to the realization of the provision for employees' profit sharing net of the deferred tax asset of foreign results.

14  Shareholders' equity

a.  Capital

Subscribed and paid-in capital is represented by the following shares with no par value, at March 31, 2004 and December 31, 2003 :

Common shares	257,000,000
Preferred shares	426,000,000

Total shares	683,000,000
Preferred shares in treasury	(304,288)

Total outstanding shares	682,695,712

b.  Changes in shareholders' equity

	Capital	Profit reserves	Treasury stock	Retained earnings	Total
Balances as of December 31, 2003	1,000,000	470,450	(198)	24,932	1,495,184
Net income for the period	-	-	-	127,729	127,729

Balances as of March 31, 2004	1,000,000	470,450	(198)	152,661	1,622,913

c.  Treasury stock

The Company's treasury stock consists of 304 lots of 1,000 preferred shares for future sale and/or cancellation.

d.  Market value

The market value of Sadia S.A. shares according to the 2004 average quotation of shares negotiated on the São Paulo Stock Exchange - BOVESPA, corresponded to R$4,160.00 per thousand shares at March 31, 2004 (R$3,980.00 at December 31, 2003). Net equity on that date was R$2,377.21 per thousand shares (R$2,190.12 at December 31, 2003 ).

15  Financial income (expenses), net

	Parent company		Consolidated
	03.31.2004	12.31.2003	03.31.2004	12.31.2003
Financial expenses
Interest	(63,799)	(76,086)	(68,771)	(79,558)
Monetary variations - liabilities	(10,220)	(8,398)	(10,274)	(8,402)
Exchange variations - liabilities	(493)	98,504	(25,051)	99,062
Others	(17,378)	(14,917)	(23,184)	(13,036)

	(91,890)	(897)	(127,280)	(1,934)
Financial income
Interest	39,609	69,045	33,836	94,380
Monetary variations - assets	682	2,351	684	459
Exchange variations - assets	(436)	(89,668)	32,300	(51,800)
Others	6,143	6,801	8,771	8,083

	45,998	(11,471)	75,591	51,122

	(45,892)	(12,368)	(51,689)	49,188

16  Risk management and financial instruments

Company operations are exposed to market risks, principally in relation to exchange rate variations, credit risk and grain purchase prices. These risks are permanently monitored by specific committees, composed of members of the Board of Directors, who are responsible for defining the Board's risk management strategy by determining the position and exposure limits.

a.  Exchange rate risk

The exchange rate risk for loans, financing and any other payables denominated in foreign currency is hedged by short-term investments denominated in foreign currency and by derivative financial instruments, such as rate swaps (dollar to CDI),and future market agreements, in addition to receivables in U.S. dollars from exports, which also reduce exchange variations by serving as a "natural hedge".

The company's exposure to the foreign currency variations (principally U.S. dollars) is presented below:

	Consolidated
	03.31.2004	12.31.2003
Assets and liabilities in foreign currency
Cash and short-term investments	1,203,617	1,440,480
Trade accounts receivable	302,952	254,982
Suppliers	(25,091)	(31,091)
Loans and financing	(1,862,564)	(2,009,105)
Swap contracts (dollar for CDI)	982,445	990,107

	601,359	645,373

Consolidated hedge contracts outstanding at March, 31, 2004 with their respective payment schedules are as follows:

Derivative instruments	Position	Payment schedule
	03.31.2004	2004	2005	2006	2007	Others
Currency swap contracts
Base value - R$	982,445	348,993	373,518	244,282	9,218	6,434
Base value - US$	330,400	107,446	127,863	90,169	2,899	2,023

Receivables/payables
Asset	57,176	2,933	32,602	19,595	1,205	841
Liability	(207,941)	(71,624)	(73,367)	(58,077)	(2,870)	(2,003)

Rate swap contracts
Base value - R$	747,510	194,876	378,118	-	-	174,516
Base value - US$	257,000	67,000	130,000	-	-	60,000

Amount payable	6,706	3,172	1,188	-	-	2,346

Future contracts - US dollars
Long position - US$	68,500	68,500	-	-	-	-
Short position - US$	203.250	203.250	-	-	-	-

Future contracts - Euros
Short position	30.000	30.000	-	-	-	-

Future contract - corn (Volume -R$)
Short position	502	502	-	-	-	-

Future market contracts
Receivable	34.405	34.405	-	-	-	-
Payable	(5.451)	(5.451)	-	-	-	-

b.  Credit risk

The Company is potentially exposed to credit risk in relation to its trade accounts receivable, long- and short-term investments and derivative instruments. The Company limits the risk associated with these financial instruments by subjecting them to the control of highly rated financial institutions that operate within the limits pre-established by the credit and financing committees.

The concentration of credit risk with respect to accounts receivable is minimized due to the pulverization of the client base and the extension of credit to clients with solid financial and operational ratios. Generally, the Company does not require a guarantee for accounts receivable. An allowance for doubtful accounts was established based on losses on receivables expected by that management.

Expenses with doubtful accounts totaled R$1,962 for the period ended March 31, 2004 (R$2,608 in March 31, 2003 ).

In an effort to reduce its credit risk and financial indebtedness, the Company structured an operation in 2003 to obtain a rotating credit line in the amount of up to US$55 million with validity for 12 months and renewable by mutual agreement for a further 12 months through the transfer of the Company's export receivables. The cost of the operation cost was interest at 2.125% p.a. + LIBOR. Credit insurance was taken out for a period of up to 13 months from the closing date of the operation in order to eliminate credit risks (client and Brazil ), covering 90% of the bank payments in case of loss. In March 2004, the amount of transferred receivables was approximately US$54.2 million.

In addition, a Credit Rights Investment Fund (FIDC) was established in the domestic market, managed by Concórdia S.A. Corretora de Valores Mobiliários, Câmbio e Commodities. It has a total paid-in shareholders' equity of R$150,000, with the following interests: R$120,000 by Banco Rabobank, R$20,000 by Fundação Attilio Fontana and R$10,000 by Sadia S.A. , whose resources are allocated to the acquisition of Sadia S.A. domestic market receivables with a discounted cost equivalent to 95% of the CDI per senior quota.

c.  Grain purchase price risks

The Company's operations are exposed to the volatility in prices of grain (corn and soybean) used in the preparation of fodder for its breeding stock. The price variation results from factors beyond the control of management, such as climatic factors, the size of the harvest, transport and storage costs and government agricultural policies, among others. The Company maintains a risk management strategy based on its inventory policy through physical control, which includes purchases in advance in harvest periods aligned with future market operations.

d.  Estimated market values

Financial assets and liabilities are presented in the quarterly financial information balance sheet at cost plus accrued income and expenses and are stated according to their corresponding expected realization or settlement.

The market value of the derivatives at March 31, 2004 , estimated based on market price quotations for similar contracts, approximated corresponding book values. Estimated market values of financial instruments as compared to accounting balances are presented in the table below:

	Consolidated
	03.31.2004		12.31.2003
	Book value	Market value	Book value	Market value
Cash and cash equivalents	137,716	137,716	230,403	230,403
Short-term investments - Local currency	1,179,812	1,179,812	1,078,790	1,078,790
Short-term investments - Foreign currency	1,185,481	1,199,208	1,301,768	1,302,726
Trade accounts receivable	471,432	471,432	487,705	487,705
Loans and financing	2,925,940	2,925,940	2,918,331	2,918,331
Suppliers	417,047	417,047	377,849	377,849

e.  Financial indebtedness

Financial indebtedness comprises financial assets (cash, banks and short-term investments) and financial liabilities (loans), adjusted by the nominal values of currency exchange contracts (dollar vs. CDI) in the amount of R$436,636 (R$416,135 at December 31, 2003) in the short-term and R$545,809 (R$573,972 at December 31, 2003) in the long-term, as shown below:

	Consolidated
	03.31.2004			12.31.2003
	Assets	Liabilities	Net balance	Assets	Liabilities	Net balance
Short-term
Local currency	1,280,740	871,370	409,370	1,073,340	802,090	271,250
Foreign currency	1,062,340	369,348	692,992	1,300,661	613,247	687,414

	2,343,080	1,240,718	1,102,362	2,374,001	1,415,337	958,664
Long-term
Local currency	18,652	1,174,451	(1,155,799)	97,141	1,097,243	(1,000,102)
Foreign currency	141,277	510,771	(369,494)	139,819	405,751	(265,932)

	159,929	1,685,222	(1,525,293)	236,960	1,502,994	(1,266,034)

Net debt	2,503,009	2,925,940	(422,931)	2,610,961	2,918,331	(307,370)

17  Employees' profit sharing

The Company concedes to its employees profit sharing plans which depend on attaining specific targets, established and agreed to at the beginning of each year. At March 31, 2004 , the Company changed the classification of the employees' profit sharing, recording it as other operating results. With the objective of providing better comparability, the amount recorded at March 31, 2003 in the amount of R$4.299 was reclassified in the same caption.

18  Insurance (not reviewed)

The Company and its subsidiaries have adopted a policy of maintaining insurance coverage at levels that management considers adequate to cover any risks related to liability or damages involving their assets. Due to the characteristics of the operations carried out in multiple locations, management takes out insurance for maximum possible loss in a single event, which covers fire, comprehensive general liability and miscellaneous risks (storms, lightning and floods). The Company also takes out insurance for the transportation of goods, personal injury and vehicles.

19  Related party transactions

Transactions with related parties are performed at normal market prices and conditions similar to those with third parties. Intercompany balances presented in the balance sheet and income statement as of March 31, 2004 and December 31, 2003 are set out below.

	03.31.2004	12.31.2003
Accounts receivable
Laxness F. C. P. A. S.A.	533,709	495,978
Sadia International Ltd .	24,720	42,862
Sadia Alimentos S.A.	935	276
Sadia Uruguay S.A.	556	591
Sadia Chile S.A.	779	1,241

	560,699	540,948

Interest on shareholders' equity
Concórdia C.V.M.C.C.	1,710	1,710

	1,710	1,710

Loan agreements
Sadia International Ltd .	30,217	28,036
Rezende Óleo Ltda.	823	(685)
Rezende Marketing e Comunicação Ltda.	53	51

	31,093	27,402
Advances from clients
Sadia International Ltd.	(8,922)	(13,001)

	(8,922)	(13,001)

Sales	03.31.2004	03.31.2003
Laxness F.C. P.A.S.A.	509,794	288,220
Sadia International Ltd.	25,892	133,011
Sadia Chile S.A.	2,052	2,205
Sadia Alimentos S.A.	1,889	-
Sadia Uruguay S.A.	937	923
Sadia Argentina S.A.	-	1,115

	540,564	425,474

Financial result - Net
Sadia International Ltd.	286	(1,290)

20  Private pension plan

a.  Social security plan

The Company and its subsidiary Concórdia S.A. C.V.M.C.C. are the sponsors of a defined contribution social security plan for employees managed by Fundação Attílio Francisco Xavier Fontana.

The supplementary pension benefit is defined as the difference between (i) the benefit wage (updated average of the last 12 participation salaries, limited to 80% of the last participation salary) and (ii) the amount of the pension paid by the National Institute of Social Security. The supplementary benefit is updated on the same base date and in accordance with the rates applicable to the main activity category of the Company, discounting real gains.

The actuarial system is that of capitalization for supplementary retirement and pension benefits and of simple apportionment for the supplementary disability compensation. The Company's contribution is based on a fixed percentage of the payroll of active participants, as annually recommended by independent actuaries and approved by the trustees of Fundação Attilio Francisco Xavier Fontana.

At March 31, 2004 and 2003, the parent company contributions totaled R$472 and R$434 respectively, and the consolidated contribution, R$481 and R$440.

According to the Foundation's statutes, the sponsoring companies are jointly liable for the obligations undertaken by the Foundation on behalf of its participants and dependents.

At March 31, 2004 the foundation had a total of 25,943 participants (26,769 in December 2003), of which 22,625 were active participants (23,486 in December 2002).

b.  Defined contribution plan

As from January 1, 2003 , the Company began to adopt new supplementary social security plans under the defined contribution modality for all employees hired by Sadia and its subsidiaries. Under the terms of the regulations, plans are funded on an equitable basis so that the portion paid by the Company is equal to the payment made by the employee in accordance with a contribution scale based on salary bands that vary between 1.5% and 6% of the employee's remuneration, observing a contribution limit that is updated annually. The contributions made by the Company at March 31, 2004 and 2003 totaled R$274 and R$77 respectively.

c.  Actuarial asset reversal

With the aim of increasing the visibility of Sponsor Company commitment to Social Security Funds, the Brazilian Securities Commission (CVM) published Resolution 371 on December 13, 2000 . The Resolution requires the recording of employee benefits and is aimed mainly at recognizing the actuarial liabilities arising from these benefits.

At December 31, 2001 , the Company recognized the actuarial assets, as prescribed by Resolution 371 in noncurrent assets, as corresponding entries in shareholders' equity without effecting the result for that year. The effect on shareholders' equity after taxes was an increase of R$ 70,541. These assets were recorded based on the prospects of their realization through the future reduction of contributions to the Foundation. During 2002 and 2003, the Company reduced its contributions to the Foundation to the minimum prescribed by legislation. However, the assets of the plan continued to appreciate strongly, especially the shares of its portfolio, which generated an even greater actuarial surplus and made the realization of the assets recorded in 2001 improbable.

Therefore, Sadia decided to reverse the initial adjustment of the actuarial assets in the amount of R$70,541, net of income and social contribution taxes as a corresponding entry in shareholders' equity without affecting results for 2003. Supported by a decision of CVM (process RJ2003/12478), Management decided that the reversal directly in shareholders' equity instead of the income for the year was the best way to correctly interpret the instruction and reflect the present operational situation of the Company without affecting its results and consequently its shareholders, who could have been affected in the event of recording it in profits and losses, which would reduce the results for the fiscal year.

d.  Employee benefit plan

In addition to the pension plan, the Company's human resources policy offers the following benefits:

•  Payment of the penalty in connection with the Government Severance Indemnity Fund for Employees upon retirement;

•  Payment of a bonus for time of service;

•  Payment of indemnification for termination of service; and

•  Payment of indemnification for retirement.

These benefits are due in one single payment upon the employee's retirement or termination of service, and the amounts are computed by actuarial calculations.

21  Additional information

The statements of cash flow and added value are presented as additional information to the financial information.

a.  Statement of cash flow

The statement of cash flow was prepared by the indirect method based on accounting records in accordance with the instructions established in NPC 20 of the Brazilian Institute of Independent Auditors (IBRACON).

	Parent company		Consolidated
	03.31.2004	03.31.2003	03.31.2004	03.31.2003
Net income for the period	127,729	93,129	129,353	85,850
Adjustments to reconcile net income to cash generated by operating activities:
Variation in minority interest	-	-	11	(390)
Accrued interest, net of paid interest	33,981	(42,336)	35,926	(51,602)
Depreciation, amortization and depletion allowances	32,377	32,249	32,540	32,400
Equity in income of subsidiaries	(10,421)	(72,230)	(5,299)	15,847
Deferred taxes	34,085	14,007	34,567	11,878
Contingencies	1,621	5,531	1,782	5,589
Disposal of permanent assets	43	93	44	502
Variation in operating assets and liabilities:
Trade notes receivable	53,269	(37,796)	8,680	(193,862)
Inventories	(135,257)	5,930	(128,160)	(18,000)
Recoverable taxes, prepaid expenses and others	(11,629)	(17,792)	(5,151)	(30,975)
Assets for sale	206	37	208	37
Judicial deposits	(966)	(2,487)	(966)	(2,487)
Suppliers	42,825	53,465	39,198	53,899
Advances from customers	(4,457)	(986)	3,552	52
Taxes payable, salaries payable and others	(138,347)	(14,094)	(91,331)	(17,711)

Net cash generated by operating activities	25,059	16,720	54,954	(108,973)
Investment activities:
Funds from the sale of permanent assets	397	613	397	613
Investments in subsidiaries	(413)	(527)	-	-
Purchase of permanent and deferred assets	(47,183)	(10,627)	(47,352)	(11,179)
Short-term investments	(466,631)	(339,386)	(779,992)	(417,440)
Redemption of investments	383,613	447,834	786,660	448,663
Net cash from investment activities	(130,217)	97,907	(40,287)	20,657
Loans:
Loans received	503,857	468,930	510,594	673,426
Loans repaid	(282,953)	(593,173)	(530,314)	(596,483)
Dividends paid	(87,634)	(55,647)	(87,634)	(55,647)

Net cash from loans	133,270	(179,890)	(107,354)	21,296
Cash at beginning of year	91,130	131,850	230,403	142,983
Cash at end of year	119,242	66,587	137,716	75,963

Net increase (decrease) in cash	28,112	(65,263)	(92,687)	(67,020)

b.  Statement of consolidated added value

The statement of added value presents generation and distribution of revenues as presented in the statement of income for the period. Said revenues were basically distributed among human resources, third-party capital, government and shareholders.

The statement of added-value was prepared based on the model provided by the Institute for Accounting, Actuarial and Financial Research of the University of São Paulo .

	Consolidated
	Period ended March 31
	2004	2003
Revenues/Income	1,703,663	1,403,543
- Revenues generated by operations	1,624,715	1,371,500
. Sale of products, goods and services	1,624,715	1,371,500
- Income from third parties	78,948	32,043
. Other operating results	(996)	(4,589)
. Financial income	75,591	51,122
. Equity pickup	5,299	(15,847)
. Other nonoperating results	(946)	1,357
Raw materials acquired from third parties	(722,752)	(733,483)
Services rendered by third parties	(278,260)	(261,043)
Added value to be distributed	702,651	409,017
Distribution of added value	702,651	409,017
- Human resources	183,316	140,144
- Interest on third-party capital	118,814	(5,422)
- Government	239,545	153,806
. ICMS	125,004	85,943
. PIS/COFINS	61,419	31,785
. Income and social contribution taxes	44,220	28,281
. CPMF and others	8,902	7,797
- Shareholders (Dividends)	-	-
- Retention	160,976	120,489
. Depreciation/Amortization/Depletion	32,540	32,400
. Retained profits	129,342	85,481
. Others	(906)	2,608

Board of Directors

Romano Ancelmo Fontana Filho
Chairman

Osório Henrique Furlan
Member

Walter Fontana Filho
Member

Sérgio Fontana dos Reis
Member

Marise Pereira Fontana Cipriani
Member

Alcides Lopes Tápias
Member

Vicente Falconi Campos
Member

Roberto Faldini
Member

Everaldo Nigro dos Santos
Member

Francisco Silverio Morales Cespede
Member

Norberto Fatio
Member

Officers

Walter Fontana Filho
Chief Executive Officer

Eduardo Fontana D'Ávila
Industrial Director

Gilberto Tomazoni
Marketing and Sales Director

Luiz Gonzaga Murat Júnior
Chief Financial Officer and Investor Relations Director

Flávio Riffel Schmidt
Information Technology Director

Alfredo Felipe da Luz Sobrinho
Institutional and Legal Relations Director

Adilson Serrano Silva
Human Resources Director

Alexandre de Campos
International Sales Director

Antonio Paulo Lazzaretti
Development of Processes and Products Director

Artêmio Fronza
Grain and Fodder Purchase Director

Flávio Luís Fávero
Industrialized Production Director

Gilberto Meirelles Xandó Baptista
Marketing Director

Guilhermo Henderson Larrobla
International Sales Director - Middle East

Paulo Francisco Alexandre Striker
Logistics Director

Roberto Banfi
International Sales Director

Ronaldo Korbag Muller
Poultry Production Director

Sérgio Carvalho Mandin Fonseca
Sales Director

Valmor Savoldi
Supply Director

Cláudio Lemos Pinheiro
Corporate Controllership Manager

Jairo Aldir Wurlitzer	Giovanni F. Lipari
Accounting Manager	Accountant
CRC/SC 13.937	CRC 1SP201389/0-7